Exhibit 4.8

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of August 19, 2025, by and among Viper Energy Partners LLC, a Delaware limited liability company (the “Company”), Viper Energy, Inc. (f/k/a New Cobra Pubco, Inc.), a Delaware corporation (“New Parent”), and Computershare Trust Company, National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company and the Trustee are party to that certain Indenture dated as of July 23, 2025 (as amended and supplemented prior to the date hereof, including through the First Supplemental Indenture (as defined below), the “Indenture”), providing for the issuance of the Company’s Securities in one or more series as provided in the Indenture;

WHEREAS, the Company, VNOM Sub, Inc. (f/k/a Viper Energy, Inc.) and the Trustee are party to that certain First Supplemental Indenture dated as of July 23, 2025 (the “First Supplemental Indenture”), providing for the issuance of two series of Securities;

WHEREAS, Section 901 of the Indenture provides that the Company and the Trustee may, without the consent of any Holder, enter into a supplemental indenture in accordance with clause (4) thereof, to add guarantees with respect to the Securities;

WHEREAS, Article XIV of the Indenture and Article IX of the First Supplemental Indenture provide that, concurrently with consummation of the Sitio Acquisition and New Parent becoming a guarantor with respect to the Revolving Credit Facility, New Parent shall execute a supplemental indenture to the Indenture providing for the guarantee of the Securities, including the Notes (the “Guarantee”), and shall thereafter be the “Parent Guarantor” under and as defined in the Indenture; and

WHEREAS, substantially concurrently with the execution of this Supplemental Indenture, the Sitio Acquisition has been consummated and New Parent has become a guarantor with respect to the Revolving Credit Facility.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, New Parent and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE. New Parent hereby, jointly and severally with all other Guarantors, fully and unconditionally guarantees to each Holder, and to the Trustee on behalf of each such Holder, the due and punctual payment of the principal of, and premium, if any, and interest, if any, on the Securities (including the Notes) when and as the same shall become due and payable, whether at the Stated Maturity, by declaration of acceleration, call for redemption or otherwise, in accordance with the terms of such Security and of the Indenture. In case of the failure of the Company punctually to make any such payment, New Parent hereby agrees to cause such payment to be made punctually when and as the same shall become due and payable, whether at the Stated Maturity or by acceleration, call for redemption or otherwise, and as if such payment were made by the Company.

3. NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, manager, member, partner, incorporator or stockholder of New Parent or any employee or agent of any Affiliate of New Parent who has been seconded to New Parent or any of its Subsidiaries will have any liability for any obligations of the Company or any Guarantor, respectively, under this Guarantee, the Securities or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Security waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Securities. The waiver may not be effective to waive liabilities under the federal securities laws.

4. NEW YORK LAW TO GOVERN. THIS SUPPLEMENTAL INDENTURE, THE INDENTURE (AS IT RELATES TO THE SECURITIES), THE SECURITIES AND THE GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

5. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or Portable Document Format (“PDF”) transmission shall constitute effective execution and delivery of this instrument as to the parties hereto and may be used in lieu of the original instrument for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

6. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

7. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by New Parent and the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

VIPER ENERGY PARTNERS LLC, as the Company

By:	/s/ Teresa L. Dick
Name:	Teresa L. Dick
Title:	Executive Vice President, Chief Financial Officer and Assistant Secretary

VIPER ENERGY, INC., as New Parent

By:	/s/ Kaes Van’t Hof
Name:	Kaes Van’t Hof
Title:	Chief Executive Officer

[Signature Page to Second Supplemental Indenture]

TRUSTEE:

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Eric Schlemmer
Name:	Eric Schlemmer
Title:	Vice President

[Signature Page to Second Supplemental Indenture]